Exhibit 99.1

Louis J. Nicastro

Founding Director, WMS Industries Inc.

March 16, 2012

Mr. Brian Gamache

Chairman & Chief Executive Officer

WMS Industries Inc.

800 S. Northpoint Blvd.

Waukegan, IL 60085

Dear Brian:

I am writing to advise you that, after much consideration, I have decided to retire at the end of my current term as Director and to not stand for re-election to the Board of WMS Industries Inc. in December 2012. I am sure you appreciate the significance of this decision to me.

My time at WMS from 1974 to now, in the capacities of Founding Director, Chairman of the Board, Chief Executive Officer, and President, among other positions, has been very fulfilling both professionally and personally. I continue to take great pride in the Company’s accomplishments. I believe, however, that it is appropriate at this stage of my life to step down from the Board after the end of my current term.

As I leave the WMS Board, I am enthusiastic about the future success of WMS and have great confidence in the WMS Board, your leadership as Chairman and CEO, and the entire WMS leadership team.

Sincerely,

Louis J. Nicastro